Exhibit 23.2

Consent of Independent Registered
Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-8 filed by ADMA Biologics, Inc. of our report dated March 6, 2013, except for the effects of the matter discussed in the third paragraph of Note 13, which are as of April 4, 2013, and the matter discussed in the second paragraph of Note 13, which is as of September 18, 2013, on our audits of the consolidated financial statements of ADMA Biologics, Inc. and Subsidiaries as of December 31, 2011 and 2012 and for the years then ended.

/s/ CohnReznick LLP

Roseland, New Jersey
January 29, 2014